Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 (File No.333-226862) of our report dated April 25, 2019, relating to the financial statements of Puxin Limited, its subsidiaries, its consolidated variable interest entity (“VIE”) and VIE’s subsidiaries and schools (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the translation of Renminbi amounts to United States dollar amounts) appearing in the Annual Report on Form 20-F of Puxin Limited for the year ended December 31, 2018.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

April 25, 2019